Exhibit 99.1

For media:
Jennifer LaVin
617-715-6687
jennifer.lavin@genocea.com

Genocea Reports First Quarter 2018 Financial and Operating Results

- Company files IND for lead neoantigen vaccine program, GEN-009 -
- ATLAS™ platform continues to stand apart from in silico methods of neoantigen identification -
- Conference call today at 9 am ET -

CAMBRIDGE, Mass., May 10, 2018 - Genocea Biosciences, Inc. (NASDAQ: GNCA), a biopharmaceutical company developing neoantigen cancer vaccines, today reported financial and operating results for the first quarter ended March 31, 2018.

“2018 has been an exciting year for Genocea,” said Chip Clark, president and chief executive officer of the company. “Following our January financing, we are funded to advance our lead neoantigen cancer vaccine candidate GEN-009 into clinical trials later this year, and to continue to generate and present scientific data further elaborating on the ability of our ATLAS platform to identify and characterize neoantigens for use in cancer vaccines.”

Recent Milestones & Events

•	January 2018: Genocea announced completion of a financing resulting in net proceeds of $51.7 million, including significant investments by New Enterprise Associates (NEA) and Vivo Capital. (Vivo).

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January 2018: The U.S. Patent and Trademark Office issued an allowance on United States Patent 9,873,870, further strengthening the Company’s intellectual property position on its ATLAS platform for the identification and characterization of neoantigens and tumor-associated antigens.

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January 2018: Genocea and Oncovir, Inc. entered into a license and supply agreement for Oncovir’s Hiltonol® (poly-ICLC) adjuvant, a key component of Genocea’s personalized cancer vaccine candidate, GEN-009.

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February and March 2018: Genocea strengthened its leadership through the election of NEA partner Ali Behbahani, M.D., to its Board of Directors, and the appointment of industry veteran Narinder Singh as senior vice president of pharmaceutical sciences and manufacturing.

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April 2018: Genocea scientists presented data at the 2018 Annual Meeting of the American Association for Cancer Research (AACR) further highlighting the advantages of its ATLAS platform over in silico methods in neoantigen identification and detailing the development of a novel model to study the mechanism of inhibitory antigens identified by ATLAS.

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April 2018: Genocea filed an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) to begin clinical development of GEN-009. Genocea plans to initiate a Phase 1/2a clinical trial for GEN-009 in patients with a variety of tumor types in the second half of 2018 and to report top-line immune response data from this trial in the first half of 2019.

First Quarter 2018 Financial Results

•	Cash Position: As of March 31, 2018, cash and cash equivalents were $51.2 million compared to $12.3 million as of December 31, 2017.

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Research and Development (R&D) Expenses: R&D expenses were $7.3 million for the quarter ended March 31, 2018, compared to $9.7 million for the same period in 2017. The decrease was largely due to reduced headcount, consulting and professional service costs, and decreased clinical costs.

Exhibit 99.1

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General and Administrative (G&A) Expenses: G&A expenses were $3.1 million for the quarter ended March 31, 2018, compared to $3.6 million for the same period in 2017. The decrease was primarily due to reduced compensation, consulting, and professional services.

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Net Loss: Net loss was $15.3 million for the quarter ended March 31, 2018, compared to a net loss of $13.7 million for quarter ended March 31, 2017. The increase in net loss is principally due to the change in fair value of warrants during the first quarter of 2018, related to the January 2018 public offering.

Financial Guidance
Genocea expects that its existing cash and cash equivalents are sufficient to support its operating expenses and capital expenditure requirements into the fourth quarter of 2019, having recently refinanced its debt facility with Hercules Capital.

Subsequent to the close of the first quarter ended March 31, 2018 and under its existing at-the-market equity offering program (ATM), Genocea sold an aggregate of 3.6 million shares of its common stock, receiving approximately $3.1 million in net proceeds after deducting commissions.

Genocea continues to explore strategic alternatives for GEN-003, its Phase 3-ready investigational immunotherapy for the treatment of genital herpes.

Conference Call
Genocea will host a conference call and webcast today at 9:00 a.m. ET. The conference call may be accessed by dialing (844) 826-0619 (domestic) or (315) 625-6883 (international) and refer to conference ID number 3866939. A live webcast of the conference call will be available online from the investor relations section of the Company's website at http://ir.genocea.com. A webcast replay of the conference call will be available on the Genocea website beginning approximately two hours after the event and will be archived for 30 days.

About Genocea Biosciences, Inc.
Genocea's mission is to help conquer cancer by designing and delivering targeted vaccines and immunotherapies. While traditional immunotherapy discovery methods have largely used predictive methods to propose T cell targets, or antigens, Genocea has developed ATLAS™, its proprietary technology platform, to identify clinically relevant antigens of T cells based on actual human immune responses. Genocea is using ATLAS in immuno-oncology applications to develop neoantigen cancer vaccines, while also exploring partnership opportunities for general cancer vaccines and a vaccine targeting cancers caused by Epstein-Barr Virus. Genocea expects to begin clinical development of its first neoantigen cancer vaccine, GEN-009, in 2018. For more information, please visit www.genocea.com.

Forward-Looking Statements
This press release includes forward-looking statements, including statements relating to the expected clinical development of GEN-009, within the meaning of the Private Securities Litigation Reform Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. Applicable risks and uncertainties include those identified under the heading "Risk Factors" included in Genocea's Annual Report on Form 10-K for the year ended December 31, 2017 and any subsequent SEC filings. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements, except as may be required by law.

Exhibit 99.1

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	March 31,	December 31,
	2018	2017

Cash and cash equivalents	$51,179	$12,272
Other assets	5,285	5,215
Total assets	$56,464	$17,488

Debt, current and long-term	$13,874	$14,311
Accounts payable	2,094	3,516
Accrued expenses and other liabilities	4,514	5,711
Warrant liability	21,414	—
Total liabilities	41,896	23,538
Stockholders' equity (deficit)	14,568	(6,050)
Total liabilities and stockholders’ equity	$56,464	$17,488

Exhibit 99.1

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three months ended March 31,
	2018	2017
Operating expenses:
Research and development	$7,275	$9,742
General and administrative	3,109	3,634
Total operating expenses	10,384	13,376
Loss from operations	(10,384)	(13,376)
Other expense:
Change in fair value of warrants	(4,697)	—
Interest expense, net	(208)	(359)
Total other expense	(4,905)	(359)
Net loss	$(15,289)	$(13,735)

Net loss per share - basic and diluted	$(0.21)	$(0.48)
Weighted-average number of common shares used in computing net loss per share	71,238	28,496